CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***], PURSUANT TO REGULATION S-K ITEM 601(B) OF THE SECURITIES ACT OF 1933, AS AMENDED. CERTAIN CONFIDENTIAL INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS: (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
Exhibit 10.3

November 15, 2024

Dear Jeannette,

We are pleased to offer you the position of President & CEO, Patient Care Solutions in GE Precision Healthcare, LLC (together, with its affiliates, “GE HealthCare” or the “Company”) on a mutually agreed start date (your “Start Date”). This position will be based in Waukesha, Wisconsin and you will report Pete Arduini, GE HealthCare’s President & CEO. The details of our offer are noted below:

Salary:	$675,000 (US dollars) paid bi-weekly.
One GE HealthCare Annual Bonus Plan (the “Bonus Plan”):
Your annual bonus target under the Bonus Plan is 100% of your base salary as of December 31st of each plan year. Payments are made in the Company’s discretion and are typically based on GE HealthCare performance, business segment performance and individual performance. For the performance year 2025, any bonus you receive will be pro-rated based on your Start Date.

Long-Term Incentive Plan (“LTIP”):
Your target annual equity award grant value will be $2,000,000 (US dollars). Actual grant values may be higher or lower than target based on individual performance, leadership and other factors, in the Company’s discretion. Annual equity awards are typically granted in March each year, with the award type and terms determined by the Talent, Culture and Compensation Committee of the Board of Directors (the “Committee”). Your 2025 annual award will be granted on the first quarterly off-cycle grant date following your start date. The award will consist of 50% performance stock units (“PSUs”), 25% restricted stock units (“RSUs”) and 25% stock options. PSUs are earned based on GE HealthCare performance from January 1, 2025 to December 31, 2027 and vest on the date in the first quarter of 2028 in which the Committee certifies PSU performance results. RSUs and stock options vest 33% on September 1, 2026, 33% on September 1, 2027, and 34% on September 1, 2028. All vesting is subject to your continued employment through the vesting dates.

Benefits:
You will also be eligible to participate in the Company’s benefit plans, including:
•The Executive Physical Program which provides reimbursement of up to $7,500 (US dollars) annually for physical health examinations.

•The Executive Financial Planning Program which provides reimbursement of up to $15,000 (US dollars) annually for financial planning services.

•Participation in the Company’s Retirement Savings Program (the “RSP”), under which the Company will match 50% of the first 8% of eligible pay you save and contribute 3% of eligible pay each year (the “CRC”). The Company match and CRC vest after you earn three years of RSP service.

•Participation in the Restoration Plan. Under the Plan, 7% of your pay above the IRS pay limit that applies to 401(k) plans is credited each year and notionally invested as you choose. These amounts generally vest after 3 years of service.
•Participation in the Severance and Change in Control Plan for CEO and Leadership Team (the “Severance Plan”) under which protections and benefits are provided in the event of certain terminations, including, in some cases following a change in control of the Company.
All aspects of these and other benefits, including the Bonus Plan, will be governed by the terms of the applicable plan or program, and the Company reserves the right to amend such plans and programs at any time.

New Hire Equity Grant:
We will provide you with a New Hire Equity Grant valued at $2,200,000 (US dollars), which will be granted in RSUs on the first quarterly off-cycle grant date following your Start Date. Half of the grant will vest on the first anniversary of the grant date and the other half will vest on the second anniversary of the grant date, subject to your continued employment through the applicable vesting dates. If the Company terminates you without Cause or you have a Non-Change in Control Good Reason termination, both as defined in the Severance Plan, any unvested RSUs shall vest pro-rata as of the end of your employment. Pro-rata vesting will be calculated by multiplying the number of RSUs granted by a fraction where the numerator is the number of complete calendar months from the Grant Date through the Termination Date and the denominator is 24.

Cash Sign-on Payment:
We will provide you with a cash payment of $160,000 (US Dollars) to be paid within 30 days from your employment Start Date. Similar to your annual salary and other payments, this amount is subject to applicable tax and other withholding. This cash payment must be repaid to the Company if: (i) you resign on or before the two-year anniversary of its payment; and/or (ii) you are found, in the Company’s sole discretion, to have engaged in conduct that would give rise to a termination for Cause, as defined in the Severance Plan.

If you start employment with GE HealthCare on the Start Date, GE HealthCare shall, up to a maximum of $750,000, indemnify and hold you harmless from and against any and all losses, costs, claims, damages, injuries, demands, settlements (provided GE HealthCare has approved, in advance and in writing, the amount of any settlements), judgments, expenses, fines, penalties, or liabilities of any nature or kind, including reasonable attorneys' fees (unless GE HealthCare represents you, and if not, if it approves the counsel that represents you), court costs, out of pocket expenses, and fees of expert witnesses  (collectively, "Claims"), arising from, relating to, or in connection with a claim against you, via litigation or otherwise, by your current employer, to either enforce the terms of your Employment Contract with your current employer, or allege damages for breach of that contract, so long as you remain employed by GE HealthCare at the time any Claims become payable. Any Claims paid by GE HealthCare must be repaid to the Company if you (i) you resign on or before the later of the two-year anniversary of the Start Date or the one-year anniversary of the date any Claims are paid; and/or (ii) you are found, in the Company’s sole discretion, to have engaged in conduct that would give rise to a termination for Cause, as defined in the Severance Plan.
Restrictive Covenants. As a condition of your employment, you agree to sign and abide by the enclosed Protective Covenants Agreement. Please sign this agreement before your start date and we advise you to consult with an attorney before doing so.
Confidentiality. You acknowledge that you will have access to and become acquainted with proprietary and confidential information, which may include trade secrets, regarding the Company, its affiliates and its customers that constitutes a valuable asset of the Company and that is not available to the public. You agree that you will not use or disclose that confidential information, either during or after the termination of your employment, for any reason other than in the performance of your job and for the benefit of the Company and its affiliates. You further agree that you will sign the Company’s Employee Innovation and Proprietary Information Agreement as part of the on-boarding process and will abide by the terms of that Agreement.
Please note, this offer is contingent upon your agreement to the conditions of employment described in the Company's "Acknowledgement of Conditions of Employment". Your acknowledgment of this document and all required documentation will be collected electronically through the onboarding tool. More information on how to access this tool will be provided shortly. Nothing in this letter is a guarantee of employment for any fixed period or changes your at-will employment status with the Company or its affiliate.
You agree that you will never use or disclose confidential information of your current or prior employers during your employment by GE HealthCare, that upon your separation from your current employer you will ensure the full return of all of your current employer’s documents/electronic files in your custody or control, if any, and that you have done the same for all prior employers.

Jeannette, I am incredibly excited about the prospect of your joining our team. We look forward to your acceptance of this offer and response by email within 72 hours.
If you have any questions, please contact me at [***].
Sincerely,

Adam Holton
cc: Pete Arduini
Please sign below to agree to and accept this offer letter:

/s/ Jeannette Bankes        November 17, 2024
Signature        Date

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